NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2018 FOURTH QUARTER LEASING

NEW YORK, NEW YORK (December 4, 2018) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced that in the three months ended November 30, 2018 (the “2018 fourth quarter”) it leased approximately 75,000 square feet of industrial/warehouse space and renewed leases of approximately 149,000 square feet of industrial/warehouse space. The new leases included an approximate 63,000 square foot lease in 330 Stone Road, the approximately 137,000 square foot industrial/warehouse building in New England Tradeport (“NE Tradeport”), Griffin’s industrial park located in Windsor and East Granby, Connecticut, that was built on speculation and placed in service just prior to the end of fiscal 2017. 330 Stone Road is now fully leased.

In the 2018 fourth quarter, Griffin renewed several leases aggregating approximately 149,000 square feet of industrial/warehouse space in NE Tradeport, including a three year extension of a full building lease of approximately 127,000 square feet that was scheduled to expire on February 28, 2019. Additionally, as previously announced, in the 2018 fourth quarter Griffin added two newly completed industrial/warehouse buildings to its portfolio, an approximately 234,000 square foot build-to-suit industrial/warehouse building (“220 Tradeport”) in NE Tradeport and an approximately 134,000 square foot industrial/warehouse building (“6975 Ambassador”) that was built on speculation in the Lehigh Valley of Pennsylvania. A full building lease for twelve years and six months with an investment grade company at 220 Tradeport commenced on September 5, 2018. 6975 Ambassador is not yet leased.

As of November 30, 2018, Griffin’s approximately 3,645,000 square foot industrial/warehouse portfolio, comprised of approximately 2,051,000 square feet in the Hartford, Connecticut area, 1,317,000 square feet in the Lehigh Valley and 277,000 square feet in the Charlotte, North Carolina area, was 95% leased (99% leased excluding 6975 Ambassador). Griffin’s office/flex portfolio of approximately 433,000 square feet (11% of Griffin’s total portfolio) was 72% leased as of November 30, 2018. Griffin’s total real estate portfolio of approximately 4,078,000 square feet was 93% leased as of November 30, 2018 (96% leased excluding 6975 Ambassador).